EXHIBIT 99.1

Investor Relations Contact: Public Relations Contact:

Michelle Levine	Susan Ursch
Tel: 408-936-2775 mlevine@juniper.net	Tel: 978-589-0124 sursch@juniper.net

Juniper Networks Announces Update Regarding Stock Option Investigation

Sunnyvale, California—August 10, 2006—As previously announced by Juniper Networks, Inc. (Nasdaq: JNPR), the Audit Committee of the Board of Directors has been conducting an investigation into the Company’s stock option practices and has reached a preliminary conclusion that the actual measurement dates for financial accounting purposes of certain stock option grants issued in the past differ from the recorded grant dates of such awards.

Although the investigation is ongoing, upon the recommendation of management and the Audit Committee, the Juniper Board of Directors has concluded that the Company will need to restate historical financial statements to record additional non-cash charges for stock-based compensation expense related to past option grants. The Company has not determined the amount of such charges, the resulting tax and accounting impact, or which specific periods require restatement. Accordingly, the Company today filed a Form 8-K with the SEC stating that the financial statements and all earnings press releases and similar communications issued by the Company relating to periods beginning on or after January 1, 2003 should therefore not be relied upon.

In addition, the Company today filed a Notification of Late Filing on Form 12b-25 with the SEC indicating that the Company missed the prescribed deadline for its Quarterly Report on Form 10-Q for the period ending June 30, 2006. As a result of this delinquency, the Company expects to receive a notice of delisting from Nasdaq in accordance with Nasdaq’s standard process.

Juniper is committed to resolving these issues as expeditiously as possible and to file its Form 10-Q and restated financial statements as soon as practicable following completion of the independent investigation.

About Juniper Networks, Inc.

Juniper Networks is the leader in enabling secure and assured communications over a single IP network. The company’s purpose-built, high performance IP platforms enable customers to support many different services and applications at scale. Service providers, enterprises, governments and research and education institutions worldwide rely on Juniper Networks to deliver products for building networks that are tailored to the specific needs of their users, services and applications. Juniper Networks’ portfolio of proven networking and security solutions supports the complex scale, security and performance requirements of the world’s most demanding networks. Additional information can be found at www.juniper.net.

Juniper Networks and the Juniper Networks logo are registered trademarks of Juniper Networks, Inc. in the United States and other countries.